UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HARDINGE INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-0470200 (I.R.S. Employer Identification No.)

One Hardinge Drive
Elmira, New York 14902-1507
(Address of Principal Executive Offices)

HARDINGE INC.

2011 INCENTIVE STOCK PLAN

(Full title of the plan)

Richard L. Simons

Chairman of the Board,

President and Chief Executive

Officer

Hardinge Inc.

One Hardinge Drive

Elmira, New York 14902-1507

(607) 734-2281

(Name, address and telephone number, including zip code and area code, of agent for service)

Copy to:

David J. Murray, Esq.

Phillips Lytle LLP

3400 HSBC Center

Buffalo, New York 14203-2887

(716) 847-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (2)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	750,000	(3)	$9.08	(4)	$6,810,000	$780.43

(1)           Pursuant to Rule 416 under the Securities Act of 1933 (the “1933 Act”), this Registration Statement also covers an indeterminate number of additional shares which become issuable under the Registrant’s 2011 Incentive Stock Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)           This Registration Statement covers such 750,000 shares of Common Stock available for issuance under the Plan.

(3)           Represents shares of the Registrant’s Common Stock that are (i) subject to awards of Restricted Stock Incentives under the Plan; (ii) subject to awards of Performance Stock Incentives under the Plan; (iii) subject to outstanding options under the Plan or (iv) available for future issuance under the Plan.

(4)           Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the 1933 Act.  The Proposed Maximum Offering Price Per Share is based upon the average of the reported high and low sales price per share of the Common Stock of Hardinge Inc. on August 2, 2012, as reported on the NASDAQ Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information concerning the Hardinge Inc. 2011 Incentive Stock Plan (the “Plan”) specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Hardinge Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.                                       The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (File No. 001-34639), as filed with the Commission on March 14, 2012;

2                                          The Company’s Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2012(File No. 001-34639), filed with the Commission on May 9, 2012.

3.                                       The Company’s Current Reports on Form 8-K (File No. 001-34639), as filed with the Commission on January 9, 2012, February 17, 2012, February 21, 2012, April 9, 2012, May 9, 2012 (2 Current Reports on Form 8-K filed on this date) and May 11, 2012.  The Company specifically excludes from incorporation such information that has been furnished and not filed pursuant to Items 2.02, 7.01 and 9.01 of the Company’s Current Reports on Form 8-K filed, as filed with the Commission on January 9, 2012, February 21, 2012, April 9, 2012, May 9, 2012 (2 Current Reports on Form 8-K filed on this date) and May 11, 2012; and

4.                                       The description of Hardinge Inc. Common Stock which is contained in Hardinge Inc.’s Registration Statement on Form S-3 (File No. 333-115595) as filed with the Commission on May 18, 2004, and amended by Amendment No. 1 on May 5, 2006, Amendment No. 2 on June 16, 2006, Amendment No. 3 on June 30, 2006, Amendment No. 4 on July 21, 2006 and Amendment No. 5 on August 17, 2006, as that description may be updated from time to time.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than documents or information deemed to have been furnished and not filed), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

You may read and copy registration statements, reports, proxy statements and other information filed by the Company at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549.  You can call the Commission for further information about its public reference room at 1-800-732-0330.  Such material is also available at the Commission’s website at http://www.sec.gov.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company is incorporated under the New York Business Corporation Law (“NYBCL”). Section 722 of the NYBCL generally permits a corporation to indemnify its officers and directors against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred in an action or proceeding (other than an action by or in the right of a corporation, a “derivative action”), if such directors or officers acted in good faith, for a purpose which they reasonably believed to be in the best interests of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions except that no indemnification is permitted in respect of (i) a threatened action, or a pending action which is settled or disposed of, or (ii) any claim, issue or matter as to which such officers or directors are adjudged to be liable to the corporation, unless and only to the extent a court determines that such officers or directors are fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper. Section 724 of the NYBCL requires indemnification in a civil action or proceeding if so ordered by a court.

Article XI of the By-Laws of the Company provides indemnification of its directors and officers to the fullest extent permitted by applicable law. The Company’s directors and officers also are covered by a conventional directors’ and officers’ insurance policy.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1

Hardinge Inc. 2011 Incentive Stock Plan, incorporated herein by reference to Appendix A of Amendment No. 1 to the Company’s definitive proxy statement on Schedule 14A, as filed with the Commission on April 21, 2011 (File No. 001-34639)

5.1	Opinion of Phillips Lytle LLP*

23.1	Consent of Phillips Lytle LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

23.2	Consent of Ernst & Young LLP*

24.1	Power of Attorney (included on the signature page of this Registration Statement)

* Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmira, State of New York, on August 7, 2012.

HARDINGE INC.

By:	/s/ RICHARD L. SIMONS
Richard L. Simons

Its:	Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard L. Simons, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD L. SIMONS	Chairman of the Board, President and Chief Executive Officer	August 7, 2012
Richard L. Simons	(Principal Executive Officer)

/s/ EDWARD J. GAIO	Vice President and Chief Financial Officer	August 7, 2012
Edward J. Gaio	(Principal Financial Officer)

/s/ DOUGLAS J. MALONE	Corporate Controller and Chief Accounting Officer	August 7, 2012
Douglas J. Malone	(Principal Accounting Officer)

/s/ DANIEL J. BURKE	Director	August 7, 2012
Daniel J. Burke

/s/ DOUGLAS A. GREENLEE	Director	August 7, 2012
Douglas A. Greenlee

/s/ J. PHILIP HUNTER	Director	August 7, 2012
J. Philip Hunter

/s/ ROBERT J. LEPOFSKY	Director	August 7, 2012
Robert J. Lepofsky

/s/ JOHN J. PERROTTI	Director	August 7, 2012
John J. Perrotti

/s/ MITCHELL I. QUAIN	Director	August 7, 2012
Mitchell I. Quain

/s/ R. TONY TRIPENY	Director	August 7, 2012
R. Tony Tripeny

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Hardinge Inc. 2011 Incentive Stock Plan(1)

5.1	Opinion of Phillips Lytle LLP

23.1	Consent of Phillips Lytle LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page of this Registration Statement)

(1) Incorporated by reference to Appendix A of Amendment No. 1 to the Registrant’s definitive proxy statement on Schedule 14A as filed with the Commission on April 21, 2011 (File No. 001-34639)